Exhibits 5.1 and 23.1

Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017 davispolk.com

June 13, 2025

Ventas, Inc. 300 North LaSalle Street, Suite 1600 Chicago, Illinois 60654

Ladies and Gentlemen:

Ventas, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-277185) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including the Company’s common stock, par value $0.25 per share (the “Securities”) to be sold from time to time pursuant to the Sales Agreement dated September 18, 2024, as amended on June 13, 2025 (the “Sales Agreement”), among the Company and the several sales agents, forward sellers and forward purchasers named therein. The Sales Agreement, as amended, provides for the sale of up to $2,250,000,000 aggregate gross sales price of Securities on and after the date hereof.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and assuming the Company’s board of directors approves the terms of any sale of Securities pursuant to the Sales Agreement (or properly delegates such approval to officers and such terms are approved by such officers), we advise you that, in our opinion, when the Securities have been issued and delivered against payment therefor in accordance with the terms of the Sales Agreement, the Securities will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

Ventas, Inc.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

June 13, 2025	2